Exhibit 99.1

[Logo of Allegiant Bancorp, Inc.]
NEWS EDITOR: for further information on this news release, please contact Shaun R. Hayes, President and CEO or Jeffrey S. Schatz, Executive VP and CFO/COO at (314) 692-8800.

For Immediate Release:

ALLEGIANT BANCORP, INC. ANNOUNCES
SHAREHOLDER APPROVAL OF MERGER WITH
NATIONAL CITY CORPORATION

ST. LOUIS, MO - March 19, 2004 - Allegiant Bancorp, Inc. (Nasdaq: ALLE: www.allegiantbank.com) today announced that its shareholders voted to approve Allegiant's merger with National City Corporation (NYSE: NCC) and the transactions contemplated by the merger agreement. On March 15, 2004, the Federal Reserve Board announced its approval of the application of National City to acquire Allegiant. Allegiant and National City currently have scheduled April 9, 2004 as the closing date of the merger.

Allegiant Bancorp, Inc. is the largest publicly-held bank holding company headquartered in the St. Louis, Missouri metropolitan area and the parent company of Allegiant Bank. Allegiant has 36 full-service banking locations, with at least one branch located within a 20-minute drive from all principal sectors of the St. Louis, Missouri metropolitan area. Allegiant focuses on providing banking services to small and mid-sized businesses and individuals by offering a full range of banking services, including mortgage banking, private banking, brokerage services, insurance products and wealth management and other fiduciary services in addition to traditional retail and commercial loan and deposit products.

Certain statements in this release may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Allegiant's actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. Additional discussion of factors affecting Allegiant's business and prospects is contained in Allegiant's periodic and other filings with the Securities and Exchange Commission. Allegiant undertakes no obligation to report revisions to these forward-looking statements or reflect events or circumstances after the date of this release.